EXHIBIT 7.2

SCHEDULE 13D
JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to 12,000,000 shares of Common Stock, of AMR Corporation and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

     The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

     IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on June 23, 2005.

HALL PHOENIX/INWOOD, LTD.

By:	Phoenix/Inwood Corporation, its General Partner

By:	/s/ Donald L. Braun
Donald L. Braun, President

PHOENIX/INWOOD CORPORATION
By:	/s/ Donald L. Braun
Donald L. Braun, President

SEARCH FINANCIAL SERVICES, LP
By:	Hall Search GP, LLC, its General Partner

By:	/s/ Donald L. Braun
Donald L. Braun, President/Treasurer

HALL SEARCH GP, LLC
By:	/s/ Donald L. Braun
Donald L. Braun, President/Treasurer

/s/ Craig Hall
CRAIG HALL